UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act 1934

Date of Report (date of earliest event reported): November 19, 2014

FAB UNIVERSAL CORP.

(Exact name of registrant as specified in charter)

Colorado	001-33935	87-0609860
(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

5001 Baum Boulevard

Pittsburgh, Pennsylvania 15213

(Address Of Principal Executive Offices) (Zip Code)

(412) 621-0902

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02

Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to the disclosure contained in Item 8.01 below regarding the resignations of Gu Jianfen and James Rodgers, Jr., which disclosure is hereby incorporated by reference into this Item 5.02.

Item 8.01. Other Events.

The Board of Directors (the “Board”) of FAB Universal Corp. (“FAB” or the “Company”) today disclosed the resignation of one of its directors and the results of its efforts to confirm certain information about the Company’s operations and personnel in China.

As previously announced, the Company’s full Board became aware in late 2014 that one of the Company’s subsidiaries had entered into contracts to obtain license rights to film and television content at a total cost of RMB 525 million.  To date, the Board has been unable to verify the authenticity of the contracts, the identity of the counterparties, or the goods or services received by the Company pursuant to the contracts.

The Board has been informed by the Xicheng Economic Investigation Department in Beijing that Chairman Zhang Hongcheng has been detained and that an investigation regarding his conduct had proceeded to the second of three stages, in which the prosecutor determines whether to go forward with charges.  The Board is informed that the potential charge against Chairman Zhang is illegally obtaining funds from the public.  The Board has been informed that the charges relate to conduct with respect to a company owned by Chairman Zhang (rather than FAB) but has been unable to confirm any additional information about Chairman Zhang’s detention or the charges.

Given the above, the Board has determined to request Chairman Zhang’s resignation as soon as communication with Chairman Zhang can be established.  To date, however, management has not been allowed to visit with or speak to Chairman Zhang.  In addition to attempting to seek Chairman Zhang’s resignation, at a meeting conducted on February 5, 2015, the Board reduced the size of the Board from seven to four.

The Company’s business in China appears to be abandoned.  The Company’s retail stores are closed and empty.  Management has been unable to determine whether the Company’s wholesale business is operating.  The Company’s digital business – provision of digital content over multiple platforms – has ceased for lack of funds.  Given the matters set forth herein, it appears that there is no Company personnel currently providing service to the Company in China other than Vice President Cindy Lv, who is assisting management in determining the circumstances in China.  Operations in the United States continue.

The owner of the office facilities leased, in part, by the Company (the Chairman’s private companies occupy the vast majority of the space) in Beijing has foreclosed on the premises for nonpayment of rent and claims to have a judgment against the Company.  The Company’s PRC counsel has been in contact with the landlord’s counsel to attempt to negotiate access to the facilities.  Because the Company does not have access to the facilities, management does not have possession of the Company chops or access to the Company’s books and records.

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In connection with the 2012 acquisition of Digital Entertainment Inc. by Wizzard Software Corp., 290 shares of preferred stock was issued to former shareholders of Digital Entertainment International.  Pursuant to the Share Exchange Agreement (“SEA”), which governed the acquisition, the preferred stock would be automatically cancelled if certain milestones set forth in the SEA are not met.  Because those milestones were not met, the preferred was cancelled.

In December 2014, the Company’s CEO and CFO traveled to Beijing to investigate these matters.  In that regard, management retained PRC counsel, ensured that Ms. Lv could continue to serve the Company, and met with or spoke to numerous individuals, including the Company’s auditors.  Management continues to be in contact with PRC counsel and Ms. Lv and continues to attempt locate Mr. Zhang and to gain access to the chops, records and facilities, and to recover the assets, of the Company.

By letter dated January 29, 2015, Gu Jianfen resigned as a director of the Company effective immediately.  Ms. Gu’s resignation was not the result of any disagreement with the Company over the Company’s operations, policies or practices.

On November 19, 2014, James Rodgers, Jr. informed the Company that the one-year contract pursuant to which he served on the Board expired in June 2014 and that since he had not renewed the contract he was no longer a member of the Board as of June 2014.  Mr. Rodgers served as Chair of the Compensation committee.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 10, 2015

FAB UNIVERSAL CORP.

By:  /s/ Christopher J. Spencer

Name:  Christopher J. Spencer

Title:    CEO and President

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